Exhibit 10.1

Lisa J. Caldwell, JD, CCP, CBP Executive Vice President Chief Human Resources Officer 336-741-7041

August 28, 2014

Debra A. Crew

1242 West Altgeld

Chicago, IL 60614

Dear Debra:

It is my pleasure to present our offer for you to join R.J. Reynolds Tobacco Company (RJRT) as President and Chief Commercial Officer. Following your acceptance of this offer, we would like for you to begin work October 1, 2014.

Ongoing Salary

As President and Chief Commercial Officer of RJRT, your job level will be 13 in the Reynolds American Inc. (RAI) pay structure. Your new annual base salary will be $620,000 (or $51,666.67 per month). Your target bonus under our Annual Incentive Award Program (AIAP) will be 105% of your base salary. See attached RAI AIAP Design Specifications.

Beginning in 2015, you will be eligible to receive Long Term Incentive Program (LTIP) grants under the same circumstances and LTIP provisions as other senior executives at your same level in the company. The form of the grant is typically denominated as Performance Shares based on an average share price with a three year cliff vesting. Your annual LTIP grant target will be 300% of your base pay. See attached RAI LTIP Design Summary.

Special Compensation for 2014

A “sign-on” bonus totaling $525,000 (less applicable withholding amounts) will be paid to you as soon as practical following January 1, 2015. You will also be eligible for a 2014 Annual Incentive Plan (AIAP) payment with a target value of $162,750.

Debra Crew

August 28, 2014

Under our Company’s Long-Term Incentive Program (LTIP), you will be eligible for a 2014 grant with a target value of $1,500,000. You will receive this grant on October 1, 2014. This grant will be denominated as Performance Shares based on an average share price of the prior 20 trading days, and will vest on March 3, 2017. This grant will be based on the same terms as the LTIP design summary attached.

In order to offset forfeiture of equity incentive grants at your previous employer, you will receive special equity grants upon your employment with RJRT as follows:

•	$4,300,000 retention grant in the form of Restricted Stock Units. The grant will vest 50% on September 30, 2015 and 50% on September 30, 2018.
•	$2,400,000 make-whole grant in the form of Restricted Stock Units. The grant will vest 50% on September 30, 2015 and 50% on September 30, 2016.

Upon vesting, the above grants will be paid in the form of RAI stock (less enough shares to cover applicable withholding taxes) plus dividends for the corresponding period which will be paid in cash.

Upon employment, you will be eligible for coverage under our Company’s Benefits Plans. You will be eligible for 5 weeks (25 days) of paid vacation each year under the terms of our current vacation plan. For 2014, your vacation will be pro-rated and you will be eligible for 6 days of paid vacation. You will also be eligible for a 100% 401(k) match on the first 6% of your pre-tax or Roth contributions of base and annual bonus compensation plus an additional 3% company contribution.

Also, as a senior executive, you are eligible for certain executive benefits including coverage under our Executive Severance Plan. Attached to this offer letter you will find a summary of standard and executive benefits for which you are eligible.

Our Company will provide you substantial support under the provisions of our relocation program. Attached is a summary of information related to the Relocation Assistance benefit. As a senior executive, you will not be eligible for loss on sale of your current residence.

In consideration of this offer of employment, you will be expected to sign a Non-Compete, Non-Disclosure of Confidential Information, Arbitration Agreement and Commitment to Provide Assistance Agreement. Further, you will be required to meet our stock ownership guidelines. At a job level of 13, you will be required to accumulate an amount equal to three (3) times your base salary.

Debra Crew

August 28, 2014

This offer of employment is contingent upon successful completion of our customary background check and a post-offer, pre-employment medical examination, which includes testing for substance abuse. This offer is also contingent upon the completion and approval of all legally required Visa permits allowing you to work in the U.S.

The role that you have been offered represents a unique and significant opportunity for you to positively impact the future of R.J. Reynolds Tobacco Company. We have great confidence that you are well suited for this role and that you will make an outstanding contribution to our business. We are so excited to extend this offer to you!

/s/ Lisa J. Caldwell Lisa J. Caldwell Executive Vice President and Chief HR Officer R.J. Reynolds Tobacco Company

Accepted By:

/s/ Debra A. Crew	18 Sept 2014
Debra A. Crew	Date